CONSULTING AGREEMENT

            THIS CONSULTING AGREEMENT (the "Agreement") is made the 16th day of September, 2002 (the "Effective Date"), by and between Value Add Ventures, LLC of Volga, South Dakota, a South Dakota limited liability company ("VAV") and Golden Grain Energy, LLC of New Hampton, Iowa, an Iowa limited liability company ("Client').

WHEREAS, Client intends to develop, finance, and construct an ethanol plant in or near New Hampton, Iowa (the "Project"); and

WHEREAS, VAV has a background in value-added agriculture and is willing to provide services to Client based on this background.

            NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client hereby engages VAV, and VAV hereby accepts engagement, upon the terms and conditions hereinafter set forth.

            1.            Term.  The VAV engagement with Client shall commence as of the Effective Date and may be terminated at any time by either party upon fourteen (14) days prior written notice of its intent to terminate this Agreement.  Upon termination, neither Client nor VAV shall have any further rights or obligations under the terms of this Agreement other than delivery of payments for services to which VAV may be entitled through the date of termination.

2. Services. VAV shall serve as the Client's Project Consultant and its Service Providers shall perform the following duties incident to that service subject to Client's approval:

a. Assist negotiations of contracts with various service and product providers;

           b.            Assist the planning of the Client's equity marketing effort, including, without limitation, preparation of written and visual equity marketing materials (including but not limited to a Power Point presentation), and training Client's officers and directors to conduct the Client's equity marketing effort;

c. Assist the securing of debt financing for and commencement of construction of the Project;

d. Assist the education of local lenders including, without limitation, the preparation of a "banker's book" tailored to the Project; and

e. Perform such other reasonably necessary duties as Client may request for the timely and successful securing of debt financing and

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commencement of construction of the Project, including without limitation, cooperating with the Client's personnel similarly engaged.  Notwithstanding the foregoing, neither VAV, its members, employees, nor agents shall itself or themselves be asked to, or actually, solicit an offer to buy, or accept an offer to sell, any equity security to be issued by Client.

            Subject to Client's approval, VAV shall determine the manner in which the services are to be performed and the specific hours to be worked by VAV.  Client will rely on VAV to work as many hours as may be reasonably necessary to fulfill VAV's commitments under this Agreement.

3. Employees, Members, Agents. VAV's employees, members, or agents, if any, who perform services for Client under this Agreement shall also be bound by the terms under this Agreement.

            4.            Payment.  VAV shall receive payment for services in the amount of $1,000 per week commencing upon the date (the "Commencement Date") six weeks prior to the time that the Client becomes legally authorized to sell its equity (the "Client's Equity Sales Initiation Date").  Beginning on the Client's Equity Sales Initiation Date the payment shall be increased to $1,500.00 per week.  In the event Client requests VAV to perform services described in Paragraph 2 prior to the Commencement Date, VAV shall also receive $150 per day for each day prior to the Commencement Date during which VAV provides services to Client consistent with this Agreement.  Payments shall be payable twice monthly, no later than the 15th day and last day of each month during which the services were performed.  Upon termination of this Agreement, payments hereunder shall cease; provided, however, that VAV shall be entitled to payments for period or partial period that occurred prior to the date of termination for which VAV has not been paid.

            Additionally, Client will pay a one-time bonus of $75,000, if, after the Client has raised the amount of equity required by a prospective lender to secure a loan adequate to finance the Client's business plan, the Client receives a binding commitment from such prospective lender to provide such loan or loans as a result of the efforts of VAV pursuant to section 2(c) of this Agreement, and the loan transaction described in such commitment actually closes and is funded.  Notwithstanding the foregoing, the Client shall have sole discretion in determining whether to accept a loan commitment or close a loan, and the Client shall not become liable to pay the one-time bonus discussed in this section if it elects to not accept a loan commitment or close a loan.

            5.            Expenses.  Client shall reimburse VAV for all reasonable, ordinary, and necessary expenses incurred by VAV in performance of its duties hereunder, including without limitation, reimbursement for automobile mileage at a rate of 30 cents per mile or such other rate to which the parties hereto may later agree.  However, in no case shall any such expense reimbursements exceed $750 in any single week.

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6. Support Services. Client will provide the following support services for the benefit of VAV as approved by Client: office space, secretarial support, and office supplied.

            7.            Successors and Assigns Bound.  This Agreement shall be binding upon the Client and VAV, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation, any partnership, corporation, or other entity into which the Client may be merged or by which it may be acquired (whether directly, indirectly, or by operation of law), or to which it may assign its rights under this Agreement.  Notwithstanding the foregoing, any assignment by VAV of this Agreement or of any interest herein, or of any money due to or to become due by reason of the terms hereof without the prior written consent of Client shall be void.

            8.            Relationship of the Parties.  The parties understand that VAV is an independent contractor with respect to Client, and not an employee of Client.  Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of VAV.

            9.            Injuries.  VAV acknowledges VAV's obligation to obtain appropriate insurance coverage for the benefit of VAV and its members, employees, and agents.  VAV waives any rights to recover from Client for any injuries that VAV or its members, employees, or agents may sustain while performing services under this Agreement resulting from the negligence of VAV, or its members, employees, or agents.

            10.            Return of Records.  Upon termination of this Agreement, VAV shall delivery all records, notes, data, memoranda, and equipment of any nature that are in VAV's possession or under VAV's control and that are Client's property or relate to Client's business.

            11.            Waiver.  The waiver by the Client of its rights under this Agreement or the failure of the Client promptly to enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term, or provision.

            12.            Entire Agreement.  This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understanding specific restrictions, warranties, or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.  No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.

            13.            Notices.  Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows:

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To VAV:	Value Add Ventures, LLC
Attention: Bill Riechers
504 Astrachan Street
Volga, South Dakota

To Client:	Golden Grain Energy, LLC
Attention: Stan Laures
P.O. Box 435
951 N. Linn Avenue
New Hampton, Iowa 50659

14. Governing Law. This Agreement is entered into pursuant to and shall be governed by and in accordance with the laws of the State of Iowa.

            15.            Service Providers.  Paul Casper shall provide the majority of VAV's services under this Agreements, with the assistance of Bill Riechers.  Notwithstanding the foregoing, in the event that Client, in its own sole discretion, schedules frequent or simultaneous capital raising meetings, or otherwise desires an aggressive capital raising schedule, both Paul Casper and Bill Riechers shall then be available and simultaneously provide VAV's services.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

VALUDE ADD VENTURES, LLC	GOLDEN GRAIN ENERGY, LLC

By: /s/ Paul Casper	By: /s/ Walter Wendland
Paul Casper, Member	Walter Wendland, President

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